Exhibit 99.2

CPS TECHNOLOGIES CORPORATION
Statements of Operations (Unaudited)

	Fiscal Quarters Ended
	29-Mar-25	30-Mar-24

Revenues:
Product sales	$7,505,921	$5,912,634

Total revenues	7,505,921	5,912,634
Cost of product sales	6,274,920	5,006,324

Gross Profit	1,231,001	906,310
Selling, general, and administrative expense	1,101,350	1,165,922

Operating income (loss)	129,651	(259,612)
Other income, net	50,476	79,171

Income (loss) before taxes	180,127	(180,441)
Income tax provision (benefit)	84,165	(37,288)

Net income (loss)	$95,962	$(143,153)
Other comprehensive income
Net unrealized gains on available for sale securities	1,300	-
Total other comprehensive income	1,300	-
Comprehensive income (loss)	97,262	(143,153)

Net income (loss) per basic common share	$0.01	$(0.01)

Weighted average number of basic common shares outstanding	14,525,960	14,519,215

Net income (loss) per diluted common share	$0.01	$(0.01)

Weighted average number of diluted common shares outstanding	14,543,911	14,519,215

CPS TECHNOLOGIES CORP.

Balance Sheets (Unaudited)

	March 29, 2025	December 28, 2024
ASSETS

Current assets:
Cash and cash equivalents	$1,929,919	$3,280,687
Marketable securities, at fair value	1,039,714	1,031,001
Accounts receivable-trade, net	6,302,650	4,858,208
Accounts receivable-other	210,475	177,068
Inventories, net	4,812,833	4,331,066
Prepaid expenses and other current assets	389,764	480,986
Total current assets	14,685,355	14,159,016
Property and equipment:
Production equipment	10,439,670	10,382,379
Furniture and office equipment	891,921	891,921
Leasehold improvements	997,830	997,830
Total cost	12,329,421	12,272,130
Accumulated depreciation and amortization	(10,542,494)	(10,377,756)
Construction in progress	144,653	108,874
Net property and equipment	1,931,580	2,003,248
Right-of-use lease asset (note 4, leases)	147,000	186,000
Deferred taxes	2,444,973	2,528,682
Total Assets	$19,208,908	18,876,946

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	-	8,130
Accounts payable	3,135,552	3,053,712
Accrued expenses	1,070,932	913,279
Deferred revenue	108,080	172,429
Lease liability, current portion	147,000	160,000

Total current liabilities	4,461,564	4,307,550

Deferred revenue – long term	31,277	31,277
Long term lease liability	-	26,000

Total liabilities	4,492,841	4,364,827
Commitments & Contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 20,000,000 shares; issued 14,661,487 shares; outstanding 14,525,960 shares at each March 29, 2025 and December 28, 2024	146,615	146,615
Additional paid-in capital	40,702,573	40,580,387
Accumulated other comprehensive income	1,300	15,500
Accumulated deficit	(25,794,283)	(25,890,245)
Less cost of 135,527 common shares repurchased at each March 29, 2025 and December 28, 2024	(340,138)	(340,138)

Total stockholders’ equity	14,716,067	14,512,119

Total liabilities and stockholders’ equity	$19,208,908	$18,876,946